Exhibit 10.6

SERVICES AGREEMENT

SERVICES AGREEMENT (this “Agreement”), dated as of June 24, 2005 (the “Effective Date”), by and between Morgans Hotel Group LLC, a Delaware limited liability company (the “Company”) and Ian Schrager (“Consultant”).

WHEREAS, the Company is engaged in the business of owning and managing hotels;

WHEREAS, Consultant is engaged in the Schrager Businesses;

WHEREAS, the Company has retained Consultant as an independent contractor to provide certain services to the Company as more particularly set forth in that certain Consulting Agreement, dated as of the date hereof, between the Company and Consultant (the “Consulting Agreement”); and

WHEREAS, the Company and Consultant desire to enter into a cost sharing arrangement in connection with the use of each other’s employees for a transitional period;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Consultant agree as follows:

1.               All terms used herein and not defined herein shall have the respective meanings assigned to them in the Consulting Agreement.

2.               The term (the “Term”) of this Agreement shall commence on the Effective Date and shall expire at the end of the Cost Sharing Term (as defined below).

3.               Consultant will employ and utilize separate employees for the conduct of the Schrager Businesses.  Notwithstanding the foregoing, for the period commencing on the Effective Date and ending on December 31, 2005 (such period, as the same may be extended pursuant to the terms hereof, the “Cost Sharing Term”), Consultant will utilize existing design and development personnel currently employed by the Company or the Management Company each of which employees are listed on Exhibit A attached hereto and made a part hereof (collectively, the “Existing Management Company Design Employees”) for the performance of work in connection with the Schrager Businesses in a manner consistent with past practice, including, without limitation, for the properties commonly known as Bond Street and Gramercy Park.  The Existing Management Company Design Employees’ time and attention shall be allocated, on an employee specific basis, between the Schrager Businesses and the Company’s business in the exact proportion as the same were allocated prior to the Effective Date (the “Time Allocation”).  Consultant shall be obligated to reimburse the Company on a monthly basis for fifty percent (50%) of the costs actually incurred by the Company during the Cost Sharing Term for the

Existing Management Company Design Employees and Excluded Employees, including, without limitation, a reasonable allocation of corporate overhead, rent, and other similar costs relating to the use of such Existing Management Company Design Employees and Excluded Employees (such obligation, including the Company’s obligation to reimburse Consultant for similar expenses as hereinafter set forth, being hereinafter referred to as the “Cost Sharing Arrangement”).  Prior to calculating the amounts payable by Consultant as a result of the Cost Sharing Arrangement, such costs shall be reduced by the amount of development expenses reimbursed to the Company pursuant to that certain (i) Sub-Development Agreement, dated as of February 26, 2004 (the “Gramercy Development Agreement”), by and between GP Hotel Development LLC and the Management Company, and (ii) Sub-Development Agreement, dated as of November 5, 2004 (the “Bond Street Development Agreement”), by and between S/A Bond Street Developer LLC and the Management Company.  Both Michael Overington and Anda Andrei shall collectively be referred to herein as the “Excluded Employees”.  The reimbursement obligation of Consultant to the Company contained in this Section 3 shall survive the expiration or sooner termination of this Agreement;

4.               At any time after September 30, 2005, either Company or Consultant may provide the other with no less than ninety (90) days prior written notice (the “Cost Sharing Termination Notice”) of the termination of the Cost Sharing Arrangement.  No later than December 31, 2005 (or within a reasonable time following receipt of a Cost Sharing Termination Notice delivered by the Company to Consultant prior to December 31, 2005), the Company and Consultant will use good faith efforts to develop and implement an agreement pursuant to which the Company and Consultant will reasonably cooperate on transitional matters and allow the Existing Management Company Design Employees and the Excluded Employees to be reasonably available to consult on projects in which they were actually involved in accordance with the Time Allocation, whether for the Company or for Consultant.  Either the Company, or the Consultant, as applicable, shall have the option, to elect to maintain the Cost Sharing Arrangement in effect and extend the Cost Sharing Term for an additional six (6) months following the original termination date of such Cost Sharing Arrangement but in no event shall the Cost Sharing Arrangement and this Agreement be extended beyond June 30, 2006.

5.               Consultant and the Company have had, and shall continue to have after the date hereof, the right to approach any Existing Management Company Design Employee and, in the case of the Company, to offer such Existing Management Company Design Employee the right to continue to work for the Management Company and/or the Company, and in the case of the Consultant, to offer such Existing Management Company Design Employee employment with Consultant. Such elections may be made by the Existing Management Company Design Employees at any time after the date hereof; provided, however, that with respect to the Existing Management Company Design Employees who elect to be employed by Consultant, such employees shall remain employees of the Company until and through the Hiring Date and shall not be hired by Consultant until the Hiring Date.  Each of Consultant and the Company shall continue to share such employees during the Cost Sharing Term in accordance with the Time Allocation; provided, however, that in the event any of the Existing Management Company Design Employees or the Excluded Employees accept employment with Consultant, or an entity formed by Consultant, at any time during the Cost Sharing Term, the Company will reimburse Consultant, or such entity, on a monthly basis, for fifty percent (50%) of the costs actually incurred during the Cost Sharing Term for the Existing Management Company Design Employees and Excluded Employees on Consultant’s, or such entity’s, payroll, including, without limitation, a reasonable allocation of corporate overhead, rent, and other similar costs relating to the use of all such employees.  The reimbursement obligation of the Company to Consultant contained in this Section 5 shall survive the expiration or sooner termination of this Agreement;

6.               Consultant’s rights with respect to the hiring, supervision and termination of employees shall be as follows:

(a)                                  From and after the Effective Date, the Company shall consult with Consultant with respect to the (x) firing of any Existing Management Company Design Employee, and (y) hiring and firing of design and development personnel other than the Existing Management Company Design Employees (each such new employee, a “New Management Company Design Employee”).  The Company’s decision to fire any Existing Management Company Design Employee, or hire or fire any New Management Company Design Employee, shall be final notwithstanding a disagreement with Consultant.  In the event the Company fires an Existing Management Company Design Employee or a New Management Company Design Employee, Consultant shall have the right, but not the obligation, to hire such employee.

(b)                                 From and after the Effective Date, and throughout the Term, Consultant shall have the sole and exclusive right to supervise the Existing Management Company Design Employees and the Excluded Employees, and the right to supervise the New Management Company Design Employees, in each case notwithstanding that such employees may be on the payroll of the Company; provided, however, that the New Management Company Design Employees shall only work on Company business.  In the event this Agreement is terminated prior to July 30, 2006, Consultant shall continue to have the sole and exclusive right to supervise any of the Existing Management Company Design Employees who have elected to remain employed by the Company until July 30, 2006. This Section 6(b) shall survive the expiration or sooner termination of this Agreement;

(c)                                  During the Cost Sharing Term, in the event Consultant is not satisfied with the performance of any Existing Management Company Design Employee, Consultant shall have the right to terminate the Cost Sharing Arrangement with respect to such Existing Management Company Design Employee by providing ten (10) days prior written notice to the Company of such termination.  In such event, the Company shall have the right to fire such Existing Management Company Design Employee without consulting with Consultant.

(d)                                 The Company shall consult with Consultant with respect to the hiring and firing of any senior personnel employed by the Company and assisting Consultant in the performance of his duties hereunder (other than the Existing Management Company Design Employees, the New Management Company Design Employees and the Excluded Employees to which this Section 6(d) shall not apply).

(e)                                  Notwithstanding anything contained herein or in the Consulting Agreement to the contrary, in no event shall Consultant have any authority to, and Consulting shall not (i) enter into any contract or otherwise bind the Company in any respect whatsoever, and (ii) otherwise incur any third party liabilities on behalf of the Company.

7.               Following the earliest to occur of (v) the termination of the Cost Sharing Arrangement, (w) December 31, 2005, (x) the date Consultant procures separate office space, and (y) as to any specific Existing Management Company Design Employee who elects to become an employee of Consultant, the date Consultant elects to hire such Existing Management Company Design Employee, (such earliest date being referred to herein as the “Hiring Date”; provided, that the term Hiring Date shall be defined independently with respect to each employee to the extent such date is determined by the foregoing clause (y)), the Company hereby acknowledges and agrees that (i) there will be no restriction on Consultant’s ability to hire and employ any of the Existing Management Company Design Employees, any such employees to be hired by Consultant no earlier than the Hiring Date, and (ii) to the extent hired by Consultant or Consultant’s Affiliates, the Existing Management Company Design Employees shall be automatically released from any and all non-competition and non-solicitation covenants and all other restrictions on their activities which otherwise would be effective following termination of their employment with the Company, and (iii) the Company shall have no rights or remedies against such employees in connection with the termination by such employees of their employment or the commencement of their employment with Consultant.

8.               Provided that the Company is not in default of its obligations to Consultant hereunder and under the Company Operating Agreement, from the date hereof until six (6) months following the termination of the Consulting Agreement, Consultant shall not, directly or indirectly, solicit (the “Non-Solicitation Covenant”) any employee of the Company who is not an Existing Management Company Design Employee or an Excluded Employee (each, an “Operations Employee”) while such Operations Employee is employed at any time prior to the end of the Term; provided, however, that if any Operations Employee’s employment with the Company is terminated prior to the termination of such six (6) month period either by the Company or at the election of such Operations Employee, such Operations Employee shall be free to be engaged or retained by Consultant or any of Consultant’s Affiliates. The Non-Solicitation Covenant shall not apply to any secretaries or administrative assistants working for Consultant at the Company. This Section 8 shall survive the expiration or sooner termination of this Agreement.

9.               On the Effective Date, (i) subject to Consultant complying with clause (iii) of this Section 9, the Company will terminate the services provided by the Excluded Employees, (ii) Consultant will make an offer of employment to the Excluded Employees, and (iii) as a condition to the termination of services by the Company and in consideration of Consultant’s offer of employment, Consultant will obtain from each of the Excluded Employees, a release in favor of the Company in substantially the form attached hereto as Exhibit B.  The Company hereby further agrees that it will continue to honor its obligations to the applicable Excluded Employee under that certain (w) Participation Agreement, dated as of December 15, 1999, by and between the Company and Michael Overington; (x) Option Agreement, dated as of December 15, 1999, by and between the Company and Michael Overington; (y) Participation Agreement, dated as of December 15, 1999, by and between the Company and Anda Andrei; and (z) Option Agreement, dated as of December 15, 1999, by and between the Company and Anda Andrei (collectively, the “Excluded Employee Agreements”). To the extent requested by either of the Excluded Employees, the Company will confirm the survival of the Company’s obligations under the Excluded Employee Agreements.

10.         Each of the Company and the Management Company hereby acknowledge that, following the Effective Date, (i) they shall not, directly or indirectly, solicit or hire the Excluded Employees, and (ii) they shall waive any rights they may have to enforce any non-competition or non-solicitation covenants against the Excluded Employees.

11.   Following the Effective Date, Consultant shall promptly pay, or reimburse the Company for any costs authorized and incurred, directly or indirectly, by the Company following the Effective Date relating to the personal support services provided to Consultant by Mr. Nigel McKenna.

12.   The Company shall cooperate with Consultant to allocate and coordinate the time devoted by the Existing Management Company Design Employees, who remain as employees of the Company, to the Company projects and the Schrager Businesses in accordance with the Time Allocation.  In furtherance of the foregoing, the Company covenants that it shall not interfere with, or hinder, the work performed by the Existing Management Company Design Employees for the Schrager Business.  In addition, to the extent Existing Management Company Design Employees are working on projects other than the Schrager Businesses, Consultant covenants that he shall not interfere with, or hinder, the work performed by such Existing Management Company Design Employees thereon.

13.   Consultant and the Company hereby acknowledge and agree that the terms of this Agreement are subject to the confidentiality obligations of the parties under the Consulting Agreement.

14.   This Agreement and the Consulting Agreement sets forth the entire agreement between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them (including, without limitation, the Original Employment Agreement) and neither party shall be bound by any term or condition other than as expressly set forth or provided for in the Consulting Agreement and this Agreement.  This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.

15.         Unless specifically set forth in a particular provision of this Agreement, the failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same.  Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

16.         In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

17.         Any disputes arising out of the interpretation or application of this Agreement shall be resolved by arbitration before a panel of three (3) arbitrators, to be selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then pertaining.  The panel’s award shall be final and binding on the parties hereto, and such award may be entered as a judgment in any court of competent jurisdiction.

18.         Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

If to the Company:

MORGANS HOTEL GROUP LLC

c/o NorthStar Hospitality LLC

527 Madison Avenue

New York, NY 10022

Attn:  W. Edward Scheetz

With a copy to:

WACHTELL, LIPTON, ROSEN & KATZ

51 West 52nd Street

New York, NY  10019

Attn:  Robin Panovka, Esq.

If to Consultant:

IAN SCHRAGER

c/o Morgans Hotel Group LLC

475 Tenth Avenue

11th Floor

New York, NY 10018

With a copy to:

SKADDEN, ARPS, SLATE,

MEAGHER & FLOM LLP

Four Times Square

New York, NY 10036

Attn:  Benjamin F. Needell, Esq.

or at such other address as shall be indicated to either party in writing.  Notice of change of address shall be effective only upon receipt.

19.         The Company shall not have the right to assign its rights and obligations under this Agreement to any third party without the prior written consent of Consultant (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, however, that the Company shall be permitted to assign its rights and obligations under this Agreement to an Affiliate (as such term is defined in the Company Operating Agreement) of the Company without the consent of Ian Schrager, provided, that (i) the Company deliver prior written notice to Ian Schrager, and (ii) this Agreement is assigned to the same party to which the Consulting Agreement is assigned.  This Agreement is personal to Consultant, and Consultant may not assign his rights and obligations under this Agreement to any third party, without the prior written consent of the Company (which consent shall be granted or withheld in the Company’s sole and absolute discretion); provided, however, that with respect to the hiring of any employees as set forth herein, such rights shall inure to the benefit of Consultant and Consultant’s Affiliates.

20.         Except in the event of Consultant’s bad faith or willful misconduct, the Company’s sole remedy for any breach by Consultant of the terms of this Agreement shall be to terminate this Agreement. The Company acknowledges that the term willful misconduct shall not be deemed to relate in any way to the manner, means, details and methods used by Consultant in performing the duties and responsibilities required pursuant to the terms hereof, nor to the amount of time invested by Consultant in the performance of such duties.

21.         This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to New York conflict of law rules.

22.         This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Services Agreement on the date first written above.

COMPANY

MORGANS HOTEL GROUP LLC

By:	/s/ W. Edward Scheetz
Name: W. Edward Scheetz
Title: Manager

CONSULTANT

/s/ Ian Schrager
Ian Schrager

ACKNOWLEDGED AND

AGREED TO:

Morgans Hotel Group Management LLC

By:	/s/ W. Edward Scheetz
Name: W. Edward Scheetz
Title: Manager